Exhibit 99.1

Contact
Investor Relations
Phone: (441) 278-0988
Email: investorrelations@endurance.bm

ENDURANCE REPORTS THIRD QUARTER 2008 FINANCIAL RESULTS

PEMBROKE, Bermuda – November 6, 2008 – Endurance Specialty Holdings Ltd. (NYSE:ENH) today reported a net loss of $99.4 million and $1.79 per diluted common share for the third quarter of 2008 versus net income of $131.4 million and $1.81 per diluted common share in the third quarter of 2007.

For the nine months ended September 30, 2008, net income was $81.8 million and $1.10 per diluted common share versus net income of $368.6 million and $5.02 per diluted common share for the nine months ended September 30, 2007.

Operating highlights for the quarter ended September 30, 2008 were as follows:

•	Gross premiums written of $624.1 million, an increase of 47.5% over the same period in 2007;

•	Ceded premiums of $130.1 million versus $45.7 million in the third quarter of 2007;

•	Combined ratio of 112.6%, which included 28.1 percentage points of net losses from Hurricanes Gustav and Ike and 3.6 percentage points of favorable prior year loss reserve development;

•	Net investment income of $27.4 million, a decrease of $35.2 million over the same period in 2007; and

•	Operating loss, which excludes after-tax realized investment gains and losses and foreign exchange gains and losses, of $56.1 million or $1.04 per diluted common share.

Operating highlights for the nine months ended September 30, 2008 were as follows:

•	Gross premiums written of $2,010.8 million, an increase of 33.8% over the same period in 2007;

•	Ceded premiums of $406.6 million versus $143.9 million in the first nine months of 2007;

•	Combined ratio of 96.7%, which included 10.7 percentage points of net losses from Hurricanes Gustav and Ike and 8.7 percentage points of favorable prior year loss reserve development;

•	Net investment income of $134.8 million, a decrease of $81.2 million over the same period in 2007;

•	Operating income, which excludes after-tax realized investment gains and losses and foreign exchange gains and losses, of $138.0 million or $1.99 per diluted common share;

•	Operating return on average common equity for the first nine months of the year of 5.8%, or 7.7% on an annualized basis; and

•	Book value of $33.68 per diluted common share, down 1.8%, excluding dividends paid, from December 31, 2007.

Kenneth J. LeStrange, Chairman and Chief Executive Officer, commented, “While Endurance’s results this quarter were negatively impacted by Hurricanes Gustav and Ike, our performance was within our expected tolerance level for events of this size demonstrating the effectiveness of our underwriting and risk management techniques. Likewise, although our investment portfolio was adversely impacted by the continued unprecedented turmoil in the global financial markets, we believe Endurance performed very well on a relative basis. Our prudent investment and capital management strategies have allowed us to maintain a secure balance sheet and excellent liquidity, and we are very well positioned to take advantage of the opportunities we expect to emerge from the current market environment.”

Operating Results

The 47.5% and 33.8% increases in gross premiums written in the three and nine months ended September 30, 2008 over the same periods in 2007 resulted primarily from agriculture premiums written by ARMtech Insurance Services, Inc. and its affiliates (“ARMtech”), which was acquired at the end of 2007. The growth in gross premiums written was partially offset by declines in premiums written within the Reinsurance segment during the nine months ended September 30, 2008, due to changes in client cessions, rate reductions and non-renewal of business, which failed to meet the Company’s underwriting standards. Net premiums earned for the three and nine months ended September 30, 2008 increased by $109.9 million or 27.5% and $140.4 million or 11.8% from the same periods in 2007 principally due to increases in written premiums from ARMtech.

Endurance’s third quarter losses, net of reinstatement premiums and other loss sensitive accruals, from Hurricanes Gustav and Ike totaled $139.9 million, which added 28.9 percentage points to the Company’s loss ratio in the quarter and 11.1 percentage points to the loss ratio for the first nine months of 2008. In addition, Endurance’s operating results for the nine months ended September 30, 2008 included the impact of severe weather and worse than expected growing conditions for major crops in the U.S. During the current period, Endurance’s view of expected agriculture losses improved from that initially recorded in the second quarter of 2008 due to improved growing conditions.

The Company recorded favorable prior year loss reserve development for the third quarter and first nine months of 2008 of $18.4 million and $115.6 million compared to favorable prior year loss reserve development of $37.5 million and $121.0 million, respectively, for the same periods in 2007. Net favorable development for the third quarter of 2008 resulted from lower than expected claims, primarily in the Insurance segment. Net favorable development for the nine months ended September 30, 2008 resulted from lower than expected claims, primarily in the Insurance segment and in the short tail lines and other specialty lines of the Reinsurance segment.

For the three and nine months ended September 30, 2008, Endurance’s net investment income declined by $35.2 million and $81.2 million compared to the same periods in 2007. In the third quarter and first nine months of 2008, the Company recorded $32.8 million and $49.4 million of losses, respectively, related to its alternative investments and high yield loan funds, compared to a loss of $3.5 million and a gain of $22.8 million in the third quarter and first nine months of 2007, respectively. Current year investment losses were due to mark to market adjustments from credit spread widening and broadly negative financial markets during the first nine months of 2008. The investment income generated by the Company’s fixed income investments for the third quarter and first nine months of 2008 declined modestly compared with the same periods in 2007.

Insurance Segment

Gross premiums written in Endurance’s Insurance segment for the three and nine months ended September 30, 2008 were $372.9 million and $1,230.0 million compared to $180.0 million and $525.0 million for the same periods in 2007. The Insurance segment’s premium growth was largely due to agriculture premiums written by ARMtech, resulting in $195.9 million and $660.2 million of additional gross written premiums, and $129.0 million and $255.0 million of additional net earned premiums in the quarter and nine months ended September 30, 2008, respectively. The Company also experienced growth in the property and professional lines for the third quarter and first nine months of 2008 from new business written by the Company’s U.S. insurance operations. Growth in the Insurance segment’s gross premiums written for the third quarter were partially offset by declines in premiums of $28.7 million related to the Company’s workers’ compensation line of business, while this line added $5.9 million of additional gross premiums written for the nine months ended September 30, 2008. Based on current pricing considerations and increased competition, the Company expects to reduce the amount of workers’ compensation business written in the Insurance segment going forward. Also, partially offsetting the growth in the Insurance segment’s gross premiums written was a decline in the healthcare liability and casualty lines of business in the third quarter and first nine months of 2008 as compared to the same periods in 2007.

Endurance’s Insurance segment combined ratios were 92.6% and 97.6% for the three and nine months ended September 30, 2008 versus combined ratios of 85.1% and 84.7% for the three and nine months ended September 30, 2007. The increases in the combined ratios in the current periods were driven predominantly by higher net loss ratios during the current periods resulting from increased earned premiums in the agriculture line, which has a higher associated initial expected loss ratio than other lines of business in the Insurance segment. In addition, the Company recorded higher than expected losses in its agriculture line during the first nine months of 2008 as a result of severe weather and worse than expected growing conditions experienced for major crops in the U.S. During the current period, Endurance’s view of expected agriculture losses improved from that initially recorded in the second quarter of 2008 due to improved growing conditions.

Endurance’s Insurance segment experienced favorable prior year loss reserve development of $17.2 million, or 6.4 percentage points for the third quarter and $46.6 million, or 6.8 percentage points, for the first nine months of 2008, compared to favorable prior year loss reserve development of $25.1 million, or 19.2 percentage points and $70.3 million, or 19.3 percentage points, for the same quarter and nine months a year ago. The current periods’ favorable prior year loss reserve development emerged in the short tail property and the long tail healthcare liability lines as claims have not emerged as originally estimated. In the same periods of 2007, favorable loss reserve development was primarily recorded in the short and long tail lines.

The increase in the Insurance segment’s net loss ratio was partially offset by an improvement in the acquisition and general and administrative expense ratios for the current periods compared to the same periods ended September 30, 2007. Improvement in these ratios resulted from growth in premiums and the addition of the agriculture line of business, which benefits from third party commissions and expense reimbursements.

Reinsurance Segment

Total premiums written in Endurance’s Reinsurance segment for the three and nine months ended September 30, 2008 were $251.2 million and $783.1 million, compared to $243.8 million and $1,002.1 million in the same periods in 2007. Current quarter total premiums written increased compared to the same period in 2007 due to $21.4 million of reinstatement premiums from Hurricanes Gustav and Ike recorded in the catastrophe line of business. Excluding reinstatement premiums, total premiums written for the third quarter of 2008 declined by $13.9 million compared to the same period in 2007 primarily from declines in premiums written in the casualty and agriculture lines. For the nine months ended September 30, 2008, total premiums written in the Reinsurance segment declined in each of its lines of business compared to the same period in 2007. Premiums declined in the agriculture business line due to expected attrition stemming from the acquisition of ARMtech, which competes with many of the Company’s agriculture reinsurance clients, and the non-renewal of contracts that no longer met the Company’s underwriting standards. Declines in the Company’s other reinsurance business lines resulted from changes in client cessions, rate reductions and the non-renewal of contracts that no longer met the Company’s underwriting standards.

For the three and nine months ended September 30, 2008, the Reinsurance segment’s combined ratios were 136.2% and 96.2% versus 76.7% and 82.4% during the three and nine months ended September 30, 2007. The current periods’ combined ratios increased predominantly from increases in the net loss ratios. In the third quarter, the Reinsurance segment recorded combined net losses of $159.9 million or 62.5 percentage points from Hurricanes Gustav and Ike. For the nine months ended September 30, 2008, these hurricanes contributed 23.1 percentage points to the net loss ratio as compared to 2007, which was impacted by an increase of 4.3 percentage points to the net loss ratio as a result of losses due to Windstorm Kyrill.

The Reinsurance segment recorded $1.8 million or 0.8 percentage points of unfavorable prior year loss reserve development in the current quarter as compared to $8.1 million or 2.9 percentage points of favorable prior year loss reserve development in the third quarter of 2007. In the first nine months of 2008, the Reinsurance segment recorded $66.7 million or 10.2 percentage points of favorable prior year loss reserve development compared to $39.6 million or 4.4 percentage points of favorable prior year loss reserve development for the same period in 2007. The favorable prior year loss reserve development resulted from lower than expected claims reported in the Reinsurance segment’s short tail and other specialty lines of business for the nine months ended September 30, 2008.

The increase in the net loss ratio for the third quarter of 2008 was partially offset by declines in the acquisition expense and general and administrative expense ratios compared to the same period in 2007. The decline in the third quarter 2008 acquisition expense ratio was generally due to reduced brokerage costs on reinstatement premiums recorded, while the decline in the third quarter general and administrative expense ratio resulted from decreases in corporate expense allocations. For the nine months ended September 30, 2008, the acquisition expense ratio and the general and administrative expense ratio increased compared to the same periods in 2007. The increase in the acquisition expense ratio for the first nine months of 2008 resulted from changes in the earned premium mix, with pronounced decreases in the agriculture line of business, which has lower acquisition expenses than the Company’s other reinsurance lines. The increase in the general and administrative expense ratio for the first nine months of 2008 resulted from declines in premiums earned.

Investments

Endurance’s net investment income decreased 56.2% or $35.2 million for the quarter ended September 30, 2008 and 37.6% or $81.2 million for the nine months ended September 30, 2008, as compared to the same periods in 2007. During the three and nine months ended September 30, 2008, the Company’s net investment income included mark to market losses of $32.8 million and $49.4 million on alternative investments and high yield loan funds included in other investments, as compared to a loss of $3.5 million and a gain of $22.8 million in the third quarter and first nine months of 2007. In the third quarter and first nine months of 2008, the investment income generated by the Company’s cash and fixed income investments, which includes fixed maturity investments, short term investments and certain fixed income preferred securities classified as equity securities, declined modestly compared with the same periods in 2007. The ending book yield on the Company’s fixed income investments at September 30, 2008 was 4.90%, down slightly from December 31, 2007 as a result of modest trading activity and modestly lower reinvestment rates during the current quarter.

Endurance’s fixed income investments comprised 93.0% of its invested assets, including fixed income and other investments, and had an average credit quality of AAA as of September 30, 2008. To date, Endurance’s fixed income investments have not been materially impacted by credit downgrades or defaults. Endurance’s fixed income portfolio experienced an increase in net unrealized investment losses of $71.6 million during the third quarter of 2008, or less than 1.3% of Endurance’s cash and invested assets, including net receivables on pending investment sales, as of September 30, 2008. In addition, the Company recorded net realized investment losses of $30.1 million, which included $22.5 million of losses from other-than-temporary impairments (“OTTI”) during the third quarter of 2008. For the nine months ended September 30, 2008, the Company recorded $45.6 million of net realized investment losses, of which $41.0 million were from OTTI losses. The Company’s OTTI losses were primarily due to credit spread widening experienced in the fixed income markets in the third quarter and first nine months of 2008. Endurance continues to record its fixed income investments at fair value, with differences between amortized cost and fair value reflected as a component of other comprehensive (loss) income provided such differences are deemed to be temporary.

Endurance ended the third quarter of 2008 with cash and invested assets, including net receivables on pending investment sales, of $5.5 billion compared to $5.6 billion at December 31, 2007. Net operating cash flow was $457.7 million for the nine months ended September 30, 2008 versus $437.1 million for the same period in 2007.

Capitalization and Shareholders’ Equity

At September 30, 2008, Endurance’s GAAP shareholders’ equity was $2.3 billion or $33.68 per diluted common share versus $2.5 billion or $35.05 per diluted common share at December 31, 2007 a decline of 1.8% in book value per share, excluding dividends paid, since year end. Since September 30, 2007, diluted book value per common share, excluding dividends paid, has increased 5.7%. During the three months ended September 30, 2008, the Company repurchased approximately 2.2 million of its common shares and share equivalents in private and open market transactions for an aggregate repurchase price of $70.1 million. Year to date, the Company has repurchased approximately 3.9 million of its common shares and share equivalents in private and open market transactions for an aggregate repurchase price of $134.6 million and has paid dividends of $44.7 million or $0.75 per share.

Earnings Call

Endurance will host a conference call on November 7, 2008 at 8:30 a.m. Eastern time to discuss its financial results. The conference call can be accessed via telephone by dialing (877) 672-9216 or (706) 634-9637 (international) and entering pass code: 28045051. Those who intend to participate in the conference call should register at least ten minutes in advance to ensure access to the call. A telephone replay of the conference call will be available through November 21, 2008 by dialing (800) 642-1687 or (706) 645-9291 (international) and entering the pass code: 28045051.

The public may access a live broadcast of the conference call at the “Investors” section of Endurance’s website, www.endurance.bm.

A copy of Endurance’s financial supplement for the third quarter of 2008 will be available on Endurance’s website at www.endurance.bm shortly after the release of earnings.

Operating (loss) income, operating return on average common equity, operating (loss) income per dilutive common share, total premiums written and combined ratio are non-GAAP measures. Reconciliations of these measures to the appropriate GAAP measures are included in the attached tables.

About Endurance Specialty Holdings

Endurance Specialty Holdings Ltd. is a global specialty provider of property and casualty insurance and reinsurance. Through its operating subsidiaries, Endurance writes property, casualty, healthcare liability, agriculture, workers’ compensation, professional lines of insurance and property, catastrophe, casualty, agriculture, marine, aerospace, and surety and other specialty lines of reinsurance. We maintain excellent financial strength as evidenced by the ratings of A (Excellent) from A.M. Best (XV size category) and A (Strong) from Standard and Poor’s on our operating subsidiaries (other than American Agri-Business Insurance Company) and A- (Excellent) from A.M. Best for American Agri-Business Insurance Company. Endurance’s headquarters are located at Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda and its mailing address is Endurance Specialty Holdings Ltd., Suite No. 784, No. 48 Par-la-Ville Road, Hamilton HM 11, Bermuda. For more information about Endurance, please visit http://www.endurance.bm.

Safe Harbor for Forward-Looking Statements

Some of the statements in this press release may include forward-looking statements which reflect our current views with respect to future events and financial performance. Such statements may include forward-looking statements both with respect to us in general and the insurance and reinsurance sectors specifically, both as to underwriting and investment matters. Statements which include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “seek,” “will,” and similar statements of a future or forward-looking nature identify forward-looking statements in this press release for purposes of the U.S. federal securities laws or otherwise. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the Private Securities Litigation Reform Act of 1995.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or may be important factors that could cause actual results to differ from those indicated in the forward-looking statements. These factors include, but are not limited to, developments in the world’s financial and capital markets that could adversely affect the performance of Endurance’s investment portfolio or access to capital, changes in the composition of Endurance’s investment portfolio, competition, possible terrorism or the outbreak of war, the frequency or severity of unpredictable catastrophic events, changes in demand for insurance or reinsurance, rating agency actions, uncertainties in our reserving process, a change in our tax status, acceptance of our products, the availability of reinsurance or retrocessional coverage, retention of key personnel, political conditions, the impact of current regulatory investigations, changes in accounting policies, changes in general economic conditions and other factors described in our Annual Report on Form 10-K for the year ended December 31, 2007.

Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation publicly to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

ENDURANCE SPECIALTY HOLDINGS LTD.

CONSOLIDATED BALANCE SHEETS

(in thousands of United States dollars, except share and per share amounts)

	September 30, 2008	December 31, 2007

Assets
Cash and cash equivalents	$514,875	$567,825
Fixed maturity investments available for sale, at fair value	4,359,085	4,589,053
Short term investments available for sale, at fair value	136,624	12,646
Preferred equity securities, available for sale, at fair value	39,731	58,537
Other investments	338,151	358,128
Premiums receivable, net	1,130,184	723,832
Deferred acquisition costs	202,912	168,968
Securities lending collateral	134,256	173,041
Prepaid reinsurance premiums	205,284	122,594
Losses recoverable	281,074	187,354
Accrued investment income	32,893	38,543
Goodwill and intangible assets	202,682	206,632
Deferred tax assets	31,978	—
Receivable on pending investment sales	196,481	3,209
Other assets	63,002	60,791

Total Assets	$7,869,212	$7,271,153

Liabilities
Reserve for losses and loss expenses	$3,278,934	$2,892,224
Reserve for unearned premiums	1,201,292	855,085
Net deposit liabilities	85,701	108,943
Securities lending payable	135,853	173,041
Reinsurance balances payable	320,615	162,899
Debt	447,413	448,753
Deferred tax liability	—	922
Payable on pending investment purchases	44,621	426
Other liabilities	86,066	116,601

Total Liabilities	5,600,495	4,758,894

Shareholders’ Equity
Preferred shares
Series A, non-cumulative – 8,000,000 issued and outstanding (2007 – 8,000,000)	8,000	8,000
Common shares
57,656,562 issued and outstanding (2007 – 60,364,488)	57,657	60,364
Additional paid-in capital	1,042,511	1,165,300
Accumulated other comprehensive (loss) income	(86,146)	57,725
Retained earnings	1,246,695	1,220,870

Total Shareholders’ Equity	2,268,717	2,512,259

Total Liabilities and Shareholders’ Equity	$7,869,212	$7,271,153

Book Value per Common Share
Dilutive common shares outstanding	61,415,126	65,978,030
Diluted book value per common share[a]	$33.68	$35.05

Note: All financial information contained herein is unaudited, except the balance sheet data for the year ended December 31, 2007, which was derived from Endurance’s audited financial statements.

[a] Excludes the $200 million liquidation value of the preferred shares.

ENDURANCE SPECIALTY HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF (LOSS) INCOME

(in thousands of United States dollars, except share and per share amounts)

	Quarter Ended		For the Nine Months Ended

	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007

Revenues
Gross premiums written	$624,144	$423,271	$2,010,798	$1,503,365

Net premiums written	494,023	377,616	1,604,195	1,359,507
Change in unearned premiums	15,606	22,126	(269,438)	(165,169)

Net premiums earned	509,629	399,742	1,334,757	1,194,338
Other underwriting (loss) income	(2,712)	1,697	(1,519)	(7,442)
Net investment income	27,410	62,605	134,770	215,966
Net realized losses on investments	(30,069)	(3,055)	(45,566)	(14,177)

Total revenues	504,258	460,989	1,422,442	1,388,685

Expenses
Losses and loss expenses	445,501	186,456	910,328	604,229
Acquisition expenses	70,598	76,604	220,608	218,075
General and administrative expenses	57,771	55,121	160,308	152,614
Amortization of intangibles	2,588	1,127	7,913	3,381
Net foreign exchange losses	15,477	700	12,963	1,241
Interest expense	7,535	7,533	22,603	22,593

Total expenses	599,470	327,541	1,334,723	1,002,133

(Loss) income before income taxes	(95,212)	133,448	87,719	386,552
Income tax expense	4,180	2,047	5,962	17,975

Net (loss) income	(99,392)	131,401	81,757	368,577

Preferred dividends	3,875	3,875	11,625	11,625

Net (loss) income (attributable) available to common shareholders	$(103,267)	$127,526	$70,132	$356,952

Per share data
Weighted average number of common and common equivalent shares outstanding:
Basic	57,569,606	64,468,309	58,314,180	65,529,530
Diluted	57,569,606	70,430,986	63,631,682	71,126,078
Basic (losses) earnings per common share	$(1.79)	$1.98	$1.20	$5.45

Diluted (losses) earnings per common share	$(1.79)	$1.81	$1.10	$5.02

ENDURANCE SPECIALTY HOLDINGS LTD.

RESULTS BY SEGMENT

(in thousands of United States dollars)

	For the quarter ended September 30, 2008

	Insurance	Reinsurance	Total Company Subtotal	Deposit Accounting(1)	Reported Totals

Revenues
Gross premiums written	$372,936	$251,228	$624,164	$(20)	$624,144
Ceded premiums written	(124,335)	(5,786)	(130,121)	—	(130,121)

Net premiums written	248,601	245,442	494,043	(20)	494,023

Net premiums earned	270,298	240,975	511,273	(1,644)	509,629
Other underwriting loss	—	—	—	(2,712)	(2,712)

Total underwriting revenues	270,298	240,975	511,273	(4,356)	506,917

Expenses
Net losses and loss expenses	194,477	257,514	451,991	(6,490)	445,501
Acquisition expenses	24,065	44,529	68,594	2,004	70,598
General and administrative expenses	31,675	26,096	57,771	—	57,771

	250,217	328,139	578,356	(4,486)	573,870

Underwriting income (loss)	$20,081	$(87,164)	$(67,083)	$130	$(66,953)

Net loss ratio	71.9%	106.9%	88.4%		87.4%
Acquisition expense ratio	8.9%	18.5%	13.4%		13.8%
General and administrative expense ratio	11.8%	10.8%	11.3%		11.4%

Combined ratio	92.6%	136.2%	113.1%		112.6%

(1) Reconciles the Company’s underwriting results by segment to the Company’s financial statement presentation.

ENDURANCE SPECIALTY HOLDINGS LTD.

RESULTS BY SEGMENT

(in thousands of United States dollars)

	For the quarter ended September 30, 2007

	Insurance	Reinsurance	Total Company Subtotal	Deposit Accounting(1)	Reported Totals

Revenues
Gross premiums written	$180,046	$243,787	$423,833	$(562)	$423,271
Ceded premiums written	(42,642)	(3,013)	(45,655)	—	(45,655)

Net premiums written	137,404	240,774	378,178	(562)	377,616

Net premiums earned	130,640	275,776	406,416	(6,674)	399,742
Other underwriting income	—	—	—	1,697	1,697

Total underwriting revenues	130,640	275,776	406,416	(4,977)	401,439

Expenses
Net losses and loss expenses	69,709	119,798	189,507	(3,051)	186,456
Acquisition expenses	19,489	58,531	78,020	(1,416)	76,604
General and administrative expenses	21,988	33,133	55,121	—	55,121

	111,186	211,462	322,648	(4,467)	318,181

Underwriting income (loss)	$19,454	$64,314	$83,768	$(510)	$83,258

Net loss ratio	53.4%	43.5%	46.6%		46.6%
Acquisition expense ratio	14.9%	21.2%	19.2%		19.2%
General and administrative expense ratio	16.8%	12.0%	13.6%		13.8%

Combined ratio	85.1%	76.7%	79.4%		79.6%

(1) Reconciles the Company’s underwriting results by segment to the Company’s financial statement presentation.

ENDURANCE SPECIALTY HOLDINGS LTD.

RESULTS BY SEGMENT

(in thousands of United States dollars)

	For the nine months ended September 30, 2008

	Insurance	Reinsurance	Total Company Subtotal	Deposit Accounting(1)	Reported Totals

Revenues
Gross premiums written	$1,230,043	$783,092	$2,013,135	$(2,337)	$2,010,798
Ceded premiums written	(390,911)	(15,692)	(406,603)	—	(406,603)

Net premiums written	839,132	767,400	1,606,532	(2,337)	1,604,195

Net premiums earned	683,662	656,712	1,340,374	(5,617)	1,334,757
Other underwriting loss	—	—	—	(1,519)	(1,519)

Total underwriting revenues	683,662	656,712	1,340,374	(7,136)	1,333,238

Expenses
Net losses and loss expenses	513,598	405,451	919,049	(8,721)	910,328
Acquisition expenses	76,182	143,185	219,367	1,241	220,608
General and administrative expenses	77,308	83,000	160,308	—	160,308

	667,088	631,636	1,298,724	(7,480)	1,291,244

Underwriting income	$16,574	$25,076	$41,650	$344	$41,994

Net loss ratio	75.1%	61.7%	68.6%		68.2%
Acquisition expense ratio	11.2%	21.8%	16.4%		16.5%
General and administrative expense ratio	11.3%	12.7%	11.9%		12.0%

Combined ratio	97.6%	96.2%	96.9%		96.7%

(1) Reconciles the Company’s underwriting results by segment to the Company’s financial statement presentation.

ENDURANCE SPECIALTY HOLDINGS LTD.

RESULTS BY SEGMENT

(in thousands of United States dollars)

	For the nine months ended September 30, 2007

	Insurance	Reinsurance	Total Company Subtotal	Deposit Accounting(1)	Reported Totals

Revenues
Gross premiums written	$525,046	$1,002,075	$1,527,121	$(23,756)	$1,503,365
Ceded premiums written	(127,552)	(16,306)	(143,858)	—	(143,858)

Net premiums written	397,494	985,769	1,383,263	(23,756)	1,359,507

Net premiums earned	365,021	891,489	1,256,510	(62,172)	1,194,338
Other underwriting loss	—	—	—	(7,442)	(7,442)

Total underwriting revenues	365,021	891,489	1,256,510	(69,614)	1,186,896

Expenses
Net losses and loss expenses	196,660	460,670	657,330	(53,101)	604,229
Acquisition expenses	49,844	184,503	234,347	(16,272)	218,075
General and administrative expenses	62,796	89,818	152,614	—	152,614

	309,300	734,991	1,044,291	(69,373)	974,918

Underwriting income (loss)	$55,721	$156,498	$212,219	$(241)	$211,978

Net loss ratio	53.9%	51.7%	52.3%		50.6%
Acquisition expense ratio	13.6%	20.7%	18.7%		18.2%
General and administrative expense ratio	17.2%	10.0%	12.1%		12.8%

Combined ratio	84.7%	82.4%	83.1%		81.6%

(1) Reconciles the Company’s underwriting results by segment to the Company’s financial statement presentation.

ENDURANCE SPECIALTY HOLDINGS LTD.

CONSOLIDATED FINANCIAL RATIOS

As Reported

	For the quarter ended September 30

	Insurance		Reinsurance		Total

	2008	2007	2008	2007	2008	2007

Loss ratio	71.9%	53.4%	106.9%	43.5%	87.4%	46.6%
Acquisition expense ratio	8.9%	14.9%	18.5%	21.2%	13.8%	19.2%
General and administrative expense ratio	11.8%	16.8%	10.8%	12.0%	11.4%	13.8%

Combined ratio	92.6%	85.1%	136.2%	76.7%	112.6%	79.6%

Effect of Prior Year Net Loss Reserve Development

Favorable / (Unfavorable)

	For the quarter ended September 30

	Insurance		Reinsurance		Total

	2008	2007	2008	2007	2008	2007

Loss ratio	6.4%	19.2%	(0.8%)	2.9%	3.6%	9.4%

Net of Prior Year Net Loss Reserve Development

	For the quarter ended September 30

	Insurance		Reinsurance		Total

	2008	2007	2008	2007	2008	2007

Loss ratio	78.3%	72.6%	106.1%	46.4%	91.0%	56.0%
Acquisition expense ratio	8.9%	14.9%	18.5%	21.2%	13.8%	19.2%
General and administrative expense ratio	11.8%	16.8%	10.8%	12.0%	11.4%	13.8%

Combined ratio	99.0%	104.3%	135.4%	79.6%	116.2%	89.0%

The combined ratio is the sum of the loss, acquisition expense and general and administrative expense ratios. Endurance presents the combined ratio as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information. The combined ratio, excluding prior year net loss reserve development, enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Endurance’s results of underwriting activities in a manner similar to how management analyzes Endurance’s underlying business performance. The combined ratio, excluding prior year net loss reserve development, should not be viewed as a substitute for the combined ratio.

ENDURANCE SPECIALTY HOLDINGS LTD.

CONSOLIDATED FINANCIAL RATIOS

As Reported

	For the nine months ended September 30

	Insurance		Reinsurance		Total

	2008	2007	2008	2007	2008	2007

Loss ratio	75.1%	53.9%	61.7%	51.7%	68.2%	50.6%
Acquisition expense ratio	11.2%	13.6%	21.8%	20.7%	16.5%	18.2%
General and administrative expense ratio	11.3%	17.2%	12.7%	10.0%	12.0%	12.8%

Combined ratio	97.6%	84.7%	96.2%	82.4%	96.7%	81.6%

Effect of Prior Year Net Loss Reserve Development

Favorable / (Unfavorable)

	For the nine months ended September 30

	Insurance		Reinsurance		Total

	2008	2007	2008	2007	2008	2007

Loss ratio	6.8%	19.3%	10.2%	4.4%	8.7%	10.1%

Net of Prior Year Net Loss Reserve Development

	For the nine months ended September 30

	Insurance		Reinsurance		Total

	2008	2007	2008	2007	2008	2007

Loss ratio	81.9%	73.2%	71.9%	56.1%	76.9%	60.7%
Acquisition expense ratio	11.2%	13.6%	21.8%	20.7%	16.5%	18.2%
General and administrative expense ratio	11.3%	17.2%	12.7%	10.0%	12.0%	12.8%

Combined ratio	104.4%	104.0%	106.4%	86.8%	105.4%	91.7%

The combined ratio is the sum of the loss, acquisition expense and general and administrative expense ratios. Endurance presents the combined ratio as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information. The combined ratio, excluding prior year net loss reserve development, enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Endurance’s results of underwriting activities in a manner similar to how management analyzes Endurance’s underlying business performance. The combined ratio, excluding prior year net loss reserve development, should not be viewed as a substitute for the combined ratio.

ENDURANCE SPECIALTY HOLDINGS LTD.

RECONCILIATION

TOTAL PREMIUMS WRITTEN BY SEGMENT

(in thousands of United States dollars)

The following is a reconciliation of Endurance’s total premiums written including gross premiums written and deposit premiums (a non-GAAP measure) to gross premiums written for the quarters and nine months ended September 30, 2008 and 2007:

	Quarter Ended September 30, 2008			Quarter Ended September 30, 2007

	Gross Premiums Written	Deposit Premiums	Total Premiums Written	Gross Premiums Written	Deposit Premiums	Total Premiums Written

Insurance
Property	$35,574	—	$35,574	$28,379	—	$28,379
Casualty	29,196	—	29,196	30,133	—	30,133
Healthcare liability	28,010	—	28,010	30,262	—	30,262
Workers’ compensation	41,709	—	41,709	70,398	—	70,398
Agriculture	195,852	—	195,852	—	—	—
Professional lines	42,595	—	42,595	20,874	—	20,874

Subtotal Insurance	$372,936	—	$372,936	$180,046	—	$180,046

Reinsurance
Casualty	$53,914	$(24)	$53,890	$64,744	$1,262	$66,006
Property	113,080	—	113,080	112,483	(76)	112,407
Catastrophe	65,825	—	65,825	43,684	—	43,684
Agriculture	3,452	—	3,452	6,917	—	6,917
Aerospace and Marine	9,814	—	9,814	9,283	(104)	9,179
Surety and other specialty	5,123	44	5,167	6,114	(520)	5,594

Subtotal Reinsurance	$251,208	$20	$251,228	$243,225	$562	$243,787

Total	$624,144	$20	$624,164	$423,271	$562	$423,833

Total premiums written is a non-GAAP internal performance measure used by Endurance in the management of its operations. Total premiums written represents gross premiums written and deposit premiums, which are premiums on contracts that are deemed as either transferring only significant timing risk or transferring only significant underwriting risk and thus are required to be accounted for under GAAP as deposits. Endurance believes these amounts are significant to its business and underwriting process and excluding them distorts the analysis of its premium trends. In addition to presenting gross premiums written determined in accordance with GAAP, Endurance believes that total premiums written enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Endurance’s results of underwriting activities in a manner similar to how management analyzes Endurance’s underlying business performance. Total premiums written should not be viewed as a substitute for gross premiums written determined in accordance with GAAP.

ENDURANCE SPECIALTY HOLDINGS LTD.

RECONCILIATION

TOTAL PREMIUMS WRITTEN BY SEGMENT

(in thousands of United States dollars)

	Nine Months Ended September 30, 2008			Nine Months Ended September 30, 2007

	Gross Premiums Written	Deposit Premiums	Total Premiums Written	Gross Premiums Written	Deposit Premiums	Total Premiums Written

Insurance
Property	$119,116	—	$119,116	$96,256	—	$96,256
Casualty	93,058	—	93,058	99,273	—	99,273
Healthcare liability	69,987	—	69,987	77,105	—	77,105
Workers’ compensation	195,076	—	195,076	189,173	—	189,173
Agriculture	660,193	—	660,193	—	—	—
Professional lines	92,613	—	92,613	63,239	—	63,239

Subtotal Insurance	$1,230,043	—	$1,230,043	$525,046	—	$525,046

Reinsurance
Casualty	$159,136	$298	$159,434	$176,447	$9,283	$185,730
Property	182,302	1,912	184,214	201,080	13,504	214,584
Catastrophe	301,277	—	301,277	331,689	—	331,689
Agriculture	20,185	—	20,185	123,896	199	124,095
Aerospace and Marine	70,600	—	70,600	80,147	1,076	81,223
Surety and other Specialty	47,255	127	47,382	65,060	(306)	64,754

Subtotal Reinsurance	$780,755	$2,337	$783,092	$978,319	$23,756	$1,002,075

Total	$2,010,798	$2,337	$2,013,135	$1,503,365	$23,756	$1,527,121

Total premiums written is a non-GAAP internal performance measure used by Endurance in the management of its operations. Total premiums written represents gross premiums written and deposit premiums, which are premiums on contracts that are deemed as either transferring only significant timing risk or transferring only significant underwriting risk and thus are required to be accounted for under GAAP as deposits. Endurance believes these amounts are significant to its business and underwriting process and excluding them distorts the analysis of its premium trends. In addition to presenting gross premiums written determined in accordance with GAAP, Endurance believes that total premiums written enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Endurance’s results of underwriting activities in a manner similar to how management analyzes Endurance’s underlying business performance. Total premiums written should not be viewed as a substitute for gross premiums written determined in accordance with GAAP.

ENDURANCE SPECIALTY HOLDINGS LTD.

RECONCILIATIONS

(in thousands of United States dollars, except share and per share amounts)

The following is a reconciliation of Endurance’s net (loss) income and net (loss) income per diluted common share to operating (loss) income, operating (loss) income per diluted common share and annualized operating return on average common equity (all non-GAAP measures) for the quarters and nine months ended September 30, 2008 and 2007:

	Quarter Ended		Nine Months Ended

	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007

Net (loss) income	$(99,392)	$131,401	$81,757	$368,577

Add (Less) after-tax items:
Net foreign exchange losses (gains)	15,400	(546)	12,798	(918)
Net realized losses on investments	27,934	3,013	43,456	12,583

Operating (loss) income before preferred dividends	$(56,058)	$133,868	$138,011	$380,242
Preferred dividends	(3,875)	(3,875)	(11,625)	(11,625)

Operating (loss) income available to common shareholders	$(59,933)	$129,993	$126,386	$368,617

Weighted average dilutive common shares	57,569,606	70,430,986	63,631,682	71,126,078

Operating (loss) income per diluted share	$(1.04)	$1.85	$1.99	$5.18

Average common equity [a]	$2,201,306	$2,252,734	$2,190,488	$2,211,748

Operating return on average common equity	(2.7%)	5.8%	5.8%	16.7%

Annualized operating return on average common equity	(10.9%)	23.1%	7.7%	22.2%

Diluted per common share data
Net (loss) income	$(99,392)	$131,401	$81,757	$368,577
Preferred dividends	(3,875)	(3,875)	(11,625)	(11,625)

Net (loss) income available to common shareholders	$(103,267)	$127,526	$70,132	$356,952

Return on average common equity, Net (loss) income	(4.7%)	5.7%	3.2%	16.1%

Annualized return on average common equity, Net (loss) income	(18.8%)	22.6%	4.3%	21.5%

[a] Average common equity is calculated as the arithmetic average of the beginning and ending common equity balances for the stated period, which excludes the $200 million liquidation value of the preferred shares.

Operating (loss) income and operating (loss) income per diluted common share are internal performance measures used by Endurance in the management of its operations. Operating (loss) income per diluted common share represents operating (loss) income divided by weighted average dilutive common shares. Operating (loss) income represents after-tax operational results excluding, as applicable, after-tax net realized capital gains or losses and after-tax net foreign exchange gains or losses because the amount of these gains or losses is heavily influenced by, and fluctuates in part, according to the availability of market opportunities. Endurance believes these amounts are largely independent of its business and underwriting process and including them distorts the analysis of trends in its operations. In addition to presenting net (loss) income and net (loss) income per dilutive common share determined in accordance with GAAP, Endurance believes that showing operating (loss) income and operating (loss) income per dilutive common share enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Endurance’s results of operations in a manner similar to how management analyzes Endurance’s underlying business performance. Operating (loss) income and operating (loss) income per dilutive common share should not be viewed as substitutes for GAAP net (loss) income and net (loss) income per dilutive common share, respectively.

Endurance presents return on equity as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.